Our File No. 61536-255829

May 3, 2018

The Board of Directors
Tahoe Resources Inc.
5310 Kietzke Lane, Suite 200
Reno, Nevada, 89511

Attention:                Mr. Ron Clayton, President and Chief Executive Officer

Dear Sirs and Mesdames:

Re:	Tahoe Resources Inc. (the “Company”)
Share Option and Incentive Share Plan

We have acted as the Canadian legal counsel for the Company in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the United States Securities Act of 1933, as amended (the “Act”).

The Registration Statement relates to the registration of 10,226,100 shares of the Company’s common stock (the “Shares”) issuable with respect to the exercise or vesting of:

(a)

stock options, deferred share awards, or restricted share awards (the “Share Awards”) granted pursuant to the Company’s amended and restated Share Option and Incentive Share Plan (the “Share Plan”); and

(b)

performance share awards (the “PSAs”, and together with the Share Awards hereinafter referred to as the “Awards”) granted pursuant to the Company’s Performance Share Award Share Plan (the “PSA Plan”, and together with the Share Plan hereinafter referred to as the “Plans”).

In rendering the opinion set forth below, we have reviewed:

(a)	the Registration Statement and the exhibits thereto;

(b)	the Articles of the Company, as in effect as of the date hereof;

(c)

certain records of the Company’s corporate proceedings as reflected in its minute book, including minutes of the shareholders meeting approving the Plans and resolutions of the board of directors approving the Plans;

(d)	the Plans;

(e)	an officer’s certificate signed by Ron Clayton, President and Chief Executive Officer of the Company (the “Officer’s Certificate”);

(f)	a certified copy of the resolutions duly passed by the board of directors of the Company approving the Plans, reservation of the Additional Shares and the transactions contemplated therein; and

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May 3, 2018

(g)	such statutes, records and other documents as we have deemed relevant.

Subject to the foregoing and the assumptions, limitations and qualifications set forth in this letter, it is our opinion that the Shares will be validly issued and fully paid and non-assessable common shares in the capital of the Company when issued and sold pursuant to grants of Awards made pursuant to the Plan, provided that:

(a)	such Awards are granted in accordance with the terms and conditions of the Plans; and

(b)

the persons receiving any Awards under the Plans perform their obligations to the Company in accordance with the terms and conditions of the Plans and any agreement evidencing the grant of the Awards, including the payment of any required exercise price with respect to the Awards, or the payment of the required purchase price or the performance of the required services with respect to the Awards.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

(a)

The foregoing opinion is limited to the Province of British Columbia, including all applicable provisions of the British Columbia Business Corporations Act (the “BC Business Corporations Act”). We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule or regulation, state or federal, applicable to the Company. In particular, we express no opinion as to United States federal securities laws;

(b)

We have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of the officers of the Company, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (v) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect;

(c)

We have assumed that (i) each Award to be granted pursuant to the Plans has been or will be duly authorized by the board of directors of the Company in accordance with the Articles of the Company and the BC Business Corporations Act and (ii) the Plan (being the Share Plan or the PSA Plan, as applicable) and each agreement governing an Award under the applicable Plan has been or will be duly executed by each party thereto and constitutes or will constitute the legal, valid and binding obligations of the parties thereto, and that such agreements are or will be enforceable against each of the parties thereto in accordance with their respective terms;

(d)

We have assumed that each of the statements made and certified in the Officer’s Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect and remains true and correct on the date hereof;

(e)

The opinion expressed in this letter is rendered as of the date hereof and is based on our understandings and assumptions as to present facts and on the application of the laws of the Province of British Columbia as the same exists on the date hereof. We assume no obligation to update or supplement this opinion after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect;

May 3, 2018

(f)

We have assumed that at the time the Company is or becomes obligated to issue any Shares upon exercise or vesting of Awards granted pursuant to the Plans, the Company (i) will have adequate authorized and unissued Shares to fulfill such obligations, and (ii) will be in good standing with the British Columbia Registrar of Companies; and

(g)

We have assumed the absence of fraud in any transaction pursuant to which Shares may be issued pursuant to any Award under the Plans, and that any consideration authorized by the board of directors for the Shares will have been received by the Company prior to their issuance.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including in any amendment thereto.

Yours truly,

/s/ McMillan LLP

McMillan LLP